Exhibit 99.1

FOR IMMEDIATE RELEASE

Catalyst Pharmaceuticals, Inc.

Announces Proposed Public Offering of Common Stock

CORAL GABLES, FL, November 27, 2017 — Catalyst Pharmaceuticals, Inc. (NasdaqCM: CPRX) announced today that it has commenced an underwritten public offering of 11 million shares of its common stock. Catalyst also intends to grant the underwriters a 30-day option to purchase up to an additional 15% of the shares of common stock offered in the public offering on the same terms and conditions, to cover over-allotments, if any. The offering is subject to market conditions and there can be no assurance as to whether or when the offering may be completed, or the actual size or terms of the offering. All of the shares in the offering are being sold by Catalyst.

Piper Jaffray & Co. is acting as the lead bookrunner. SunTrust Robinson Humphrey, Inc. is also acting as a bookrunner.

Catalyst plans to use the net proceeds from the offering (i) to fund clinical studies of Firdapse® for the treatment of MuSK-antibody positive Myasthenia Gravis (MuSK-MG) and Spinal Muscular Atrophy (SMA), (ii) to fund pre-commercialization activities for Firdapse®, and (iii) for general corporate purposes.

The offering will be made pursuant to a prospectus supplement to Catalyst’s prospectus, dated July 26, 2017, which was filed as a part of Catalyst’s effective $150 million shelf registration statement (No. 333-219259). This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

When available, copies of the preliminary prospectus supplement and the accompanying prospectus relating to these securities will be available on the Investor Relations section of the Company’s website and on the SEC’s website located at http://www.sec.gov. Copies may also be obtained by contacting Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, or by telephone at 800-747-3924, or by e-mail at prospectus@pjc.com, or by contacting SunTrust Robinson Humphrey by mail at 3333 Peachtree Road NE, Atlanta, GA 30326, Attention: Prospectus Department, by telephone at (404) 926-5744, or by e-mail at STRH.Prospectus@suntrust.com.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating, chronic neuromuscular and neurological diseases, including Lambert-Eaton myasthenic syndrome (LEMS), congenital myasthenic syndromes (CMS), MuSK antibody positive myasthenia gravis, and infantile spasms. Firdapse® has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA) for the treatment of LEMS and Orphan Drug Designation for LEMS, CMS and myasthenia gravis. Firdapse® is the first and only approved drug in Europe for symptomatic treatment in adults with LEMS.

Catalyst is also developing CPP-115 to treat refractory infantile spasms, and possibly refractory Tourette’s Disorder. CPP-115 has been granted U.S. Orphan Drug Designation for the treatment of infantile spasms by the FDA and has been granted E.U. Orphan Medicinal Product Designation for the treatment of West syndrome by the European Commission. In addition, Catalyst is developing a generic version of Sabril® (vigabatrin).

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether the offering described in this press release will be completed and those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2016, the preliminary prospectus supplement related to the proposed offering, and Catalyst’s other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC’s website at http://www.sec.gov, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Investor Contact	Company Contact
Brian Korb The Trout Group LLC (646) 378-2923 bkorb@troutgroup.com	Patrick J. McEnany Catalyst Pharmaceuticals Chief Executive Officer (305) 420-3200 pmcenany@catalystpharma.com

Media Contacts

David Schull

Russo Partners

(212) 845-4271

(212) 845-4272

david.schull@russopartnersllc.com

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